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                                                                      EXHIBIT 12


              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARES


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                             FISCAL         FISCAL        FISCAL
                                                            PREDECESSOR                       YEAR           YEAR       NINE MONTHS
                                                 ----------------------------------           ENDED          ENDED          ENDED
                                                       YEAR ENDED DECEMBER 31,             DECEMBER 28,    JANUARY 3,    OCTOBER 3,
                                                 ----------------------------------
                                                 1994            1995          1996           1997            1999          1999
                                                 ----            ----          ----           ----            ----          ----
                                                                                                                         (unaudited)
Earnings before income taxes and
  fixed charges:
     Income from continuing operations
        before income taxes                    $  8,540       $ 10,240       $  6,620       $ (2,748)       $  5,839       $ 14,272

  Add interest on indebtedness, net                 920          1,470          1,310         12,400          16,906         14,874
  Add amortization of debt issuance costs            --             --             --             --             510            475
  Add estimated interest factor
    for rentals                                   1,800          2,733          1,800          5,867           7,442          5,279
                                               --------       --------       --------       --------        --------       --------
  Earnings before income taxes and
    fixed charges                              $ 11,260       $ 14,443       $  9,730       $ 15,519        $ 30,697       $ 34,900
                                               ========       ========       ========       ========        ========       ========


Fixed charges:
  Interest on indebtedness, net                $    920       $  1,470       $  1,310       $ 12,400        $ 16,906       $ 14,874
  Amortization of debt issuance costs                --             --             --             --             510            475
  Estimated interest factor for rentals           1,800          2,733          1,800          5,867           7,442          5,279
                                               --------       --------       --------       --------        --------       --------

                                               $  2,720       $  4,203       $  3,110       $ 18,267        $ 24,858       $ 20,628
                                               ========       ========       ========       ========        ========       ========


Ratio of earnings to fixed charges                  4.1            3.4            3.1            (a)             1.2            1.7


(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997.










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